UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  June 20, 2008

Fleetwood Enterprises, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-7699	95-1948322
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3125 Myers Street, Riverside, California	92503-5527
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  (951) 351-3500

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On June 20, 2008, Fleetwood Enterprises, Inc. (the “Company”), the Company entered into an underwriting agreement with Lehman Brothers Inc., to issue and sell 12,000,000 shares of the Company’s common stock, $1.00 par value per share, in a public offering pursuant to a registration statement on Form S-3 (File No. 333-128123) and a related prospectus supplement filed with the Securities and Exchange Commission.  This current report on Form 8-K shall be deemed incorporated into such registration statement and the final prospectus supplement relating to the offering.

The offering was priced at $3.40 per share.  The Company estimates that the net proceeds from the offering will be approximately $39,188,000 million, after deducting estimated expenses and underwriting discounts and commissions.  The Company intends to use the net proceeds from the offering to repay a portion of its 5% Senior Subordinated Debentures outstanding and for general corporate purposes.

The above description of the underwriting agreement is qualified in its entirety by reference to the underwriting agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Gibson, Dunn & Crutcher LLP, counsel to the Company, has issued an opinion to the Company, dated June 20, 2008, regarding the legality of the shares of common stock to be issued and sold in the offering upon issuance and sale thereof.   A copy of the opinion as to legality is filed as Exhibit 5.1 to this current report on Form 8-K.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Exhibit Description

1.1	Underwriting Agreement dated June 20, 2008 between Fleetwood Enterprises, Inc. and Lehman Brothers Inc.
5.1	Opinion of Gibson, Dunn & Crutcher LLP
23.1	Consent of Gibson, Dunn & Crutcher LLP (contained in Exhibit 5.1 above)
99.1	Press Release dated June 19, 2008
99.2	Press Release dated June 20, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLEETWOOD ENTERPRISES, INC.

Date: June 20, 2008

/s/ Leonard J. McGill

Leonard J. McGill
Senior Vice President,
General Counsel and Secretary

Exhibit No.	Exhibit Description

1.1	Underwriting Agreement dated June 20, 2008 between Fleetwood Enterprises, Inc. and Lehman Brothers Inc.
5.1	Opinion of Gibson, Dunn & Crutcher LLP
23.1	Consent of Gibson, Dunn & Crutcher LLP (contained in Exhibit 5.1 above)
99.1	Press Release dated June 19, 2008
99.2	Press Release dated June 20, 2008